Exhibit 99.1
OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2023 FINANCIAL RESULTS
DECLARES FOURTH QUARTER DISTRIBUTION OF $0.34 PER SHARE
Chicago, IL - November 2, 2023 - OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital,” the “Company,” “we,” “us,” or “our”) today announced its financial results for the fiscal quarter ended September 30, 2023.
THIRD QUARTER FINANCIAL HIGHLIGHTS
•Net investment income increased to $0.40 per common share for the quarter ended September 30, 2023 from $0.38 per common share for the quarter ended June 30, 2023.
•Net loss on investments of $0.25 per common share for the quarter ended September 30, 2023, primarily comprised of net unrealized depreciation.
•Net asset value (“NAV”) per common share of $12.74, as of September 30, 2023.
•As of September 30, 2023, based on fair value, 94% of our loan portfolio consisted of floating rate loans and approximately 99% of our loan portfolio consisted of senior secured loans.
•For the quarter ended September 30, 2023, the investment portfolio’s weighted-average performing income yield increased to 14.6% from 13.8% during the prior quarter, primarily due to non-recurring interest income.
OTHER RECENT EVENTS
•On October 31, 2023, our Board of Directors declared a distribution of $0.34 per common share for the fourth quarter of 2023, payable on December 29, 2023 to stockholders of record as of December 22, 2023.

SELECTED FINANCIAL HIGHLIGHTS (unaudited)	Three Months Ended
(Per common share)	September 30, 2023	June 30, 2023
Net Investment Income
Net investment income	$0.40	$0.38

Net Realized/Unrealized Gain (Loss)
Net realized gain (loss) on investments, net of taxes	$0.01	$(0.78)
Net unrealized appreciation (depreciation) on investments, net of taxes	(0.26)	0.25
Loss on extinguishment of debt	(0.01)	—
Net realized/unrealized loss	$(0.26)	$(0.53)

Earnings (Loss)
Earnings (loss)	$0.14	$(0.15)

Net Asset Value
Net asset value	$12.74	$12.94
Distributions paid	$0.34	$0.33

	As of
(in millions)	September 30, 2023	June 30, 2023
Balance Sheet Highlights (unaudited)
Investment portfolio, at fair value	$457.2	$494.6
Total assets	477.0	505.9
Net assets	170.7	173.4
“We are pleased to announce our fourth consecutive increase in our quarterly net investment income”, said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “We believe our balance sheet is well positioned in the current interest rate environment with the vast majority of our loan portfolio being floating rate and the majority of our debt being fixed-rate. At the end of the third quarter, approximately 89% of our outstanding debt matures in 2026 or later, and more than half of our outstanding debt is unsecured.”

PORTFOLIO AND INVESTMENT ACTIVITIES
($ in millions)

	As of and for the Three Months Ended
Portfolio Overview	September 30, 2023	June 30, 2023
Average performing interest-bearing investments, at cost	$388.5	$406.5
Weighted-average performing income yield - interest-bearing investments(1)	14.6%	13.8%
Weighted-average realized yield - interest-bearing investments(2)	13.3%	12.5%
For the three months ended September 30, 2023, the weighted-average performing income yield on interest-bearing investments increased primarily due to non-recurring interest income recognized on our structured finance securities. The weighted-average yield of our investments is not the same as a return on investment for our stockholders, but rather relates to our investment portfolio and is calculated before the payment of all of our fees and expenses.
(1)    Performing income yield is calculated as (a) the actual amount earned on performing interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total performing interest-bearing investments at amortized cost.
(2)    Realized yield is calculated as (a) the actual amount earned on interest-bearing investments, including interest, prepayment fees and amortization of net loan fees, divided by (b) the weighted-average of total interest-bearing investments at amortized cost, in each case, including debt investments on non-accrual status and non-income producing structured finance securities.

	Three Months Ended
Portfolio Activity	September 30, 2023	June 30, 2023
Investments in debt and equity investments	$0.7	$16.4
Investments in structured finance securities	7.6	—
Total investment purchases and originations	$8.3	$16.4
As of September 30, 2023, based on fair value, our investment portfolio was comprised of the following:
•Total investments of $457.2 million, which was equal to approximately 106% of amortized cost;
•Debt investments of $279.2 million in 43 portfolio companies;
•Equity investments of $94.7 million in 15 portfolio companies;
•Structured finance securities of $83.3 million in 23 investments; and
•Unfunded commitments of $14.1 million to 9 portfolio companies.
During the quarter ended September 30, 2023, loans with an aggregate amortized cost and fair value of $11.8 million and $6.4 million, respectively, were placed on non-accrual status.

RESULTS OF OPERATIONS
Investment Income
For the quarter ended September 30, 2023, total investment income increased to $14.7 million from $14.5 million in the prior quarter, primarily due to an increase in interest income of $0.2 million. Interest income increased due to non-recurring interest income recognized on the pay off of a loan accumulation facility, partially offset by a reduction in interest on our debt investments related to certain loans placed on non-accrual status during the current quarter.
Expenses
For the quarter ended September 30, 2023, total expenses decreased by $0.1 million to $9.3 million compared to the prior quarter, primarily due to a decrease in interest expense stemming from a decrease in our average outstanding debt balance. During the quarter ended September 30, 2023, we redeemed $14.0 million of SBA debentures and reduced the total amount outstanding under our revolving credit facility with BNP Paribas.
Net Gain (Loss) on Investments
For the quarter ended September 30, 2023, we recognized a net loss on investments of $3.4 million, primarily due to net unrealized depreciation of $6.8 million on our debt and equity investments, partially offset by net unrealized appreciation of $3.3 million on our structured finance securities.
LIQUIDITY AND CAPITAL RESOURCES
As of September 30, 2023, we had $15.9 million in cash, which includes $8.4 million held by our wholly owned small business investment company, OFS SBIC I, LP (“SBIC I LP”), and $4.0 million held by OFSCC-FS, LLC (“OFSCC-FS”), an indirect wholly owned subsidiary. Our use of cash held by SBIC I LP and OFSCC-FS is restricted by regulatory and/or contractual conditions, including limitations on the amount of cash SBIC I LP and OFSCC-FS can distribute to us.
As of September 30, 2023, we had no outstanding balance and an unused commitment of $25.0 million under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $58.9 million under our revolving credit facility with BNP Paribas, both of which are subject to borrowing base requirements and other covenants. As of September 30, 2023, we had outstanding commitments to fund portfolio company investments totaling $14.1 million under various undrawn revolvers and other credit facilities.
CONFERENCE CALL
OFS Capital will host a conference call to discuss these results on Friday, November 3, 2023, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (844) 763-8274 (Domestic) or (412) 717-9224 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 13, 2023 and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #9228977.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the third quarter ended September 30, 2023.

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Total investments, at fair value (amortized cost of $432,863 and $474,880, respectively)	$457,247	$500,576
Cash	15,942	14,937
Interest receivable	1,779	2,202
Prepaid expenses and other assets	2,014	3,002
Total assets	$476,982	$520,717

Liabilities
Revolving lines of credit	$91,100	$104,700
SBA debentures (net of deferred debt issuance costs of $50 and $223, respectively)	31,870	50,697
Unsecured Notes (net of deferred debt issuance costs of $2,912 and $3,647, respectively)	177,088	176,353
Interest payable	1,990	3,947
Payable to adviser and affiliates	3,797	3,909
Accrued professional fees	321	444
Other liabilities	148	244
Total liabilities	306,314	340,294

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,398,078 and 13,398,078 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	134	134
Paid-in capital in excess of par	184,841	184,841
Total distributable losses	(14,307)	(4,552)
Total net assets	170,668	180,423

Total liabilities and net assets	$476,982	$520,717

Number of shares outstanding	13,398,078	13,398,078
Net asset value per share	$12.74	$13.47

OFS Capital Corporation and Subsidiaries
Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Investment income
Interest income	$14,291	$12,550	$41,785	$32,738
Dividend income	334	279	1,453	1,042
Fee income	26	539	222	966
Total investment income	14,651	13,368	43,460	34,746
Expenses
Interest expense	4,913	4,657	14,798	12,224
Management fee	1,796	1,986	5,573	6,062
Income Incentive Fee	1,348	1,093	3,866	1,093
Capital Gains Fee	—	—	—	(1,916)
Professional fees	397	396	1,262	1,155
Administration fee	380	435	1,302	1,309
Other expenses	427	429	1,196	1,194
Total expenses	9,261	8,996	27,997	21,121
Net investment income	5,390	4,372	15,463	13,625
Net realized and unrealized gain (loss) on investments
Net realized gain (loss), net of taxes	117	(530)	(10,295)	(503)
Net unrealized depreciation, net of taxes	(3,512)	(13,400)	(1,312)	(22,999)
Net loss on investments	(3,395)	(13,930)	(11,607)	(23,502)
Loss on extinguishment of debt	(194)	—	(213)	(144)
Net increase (decrease) in net assets resulting from operations	$1,801	$(9,558)	$3,643	$(10,021)
Net investment income per common share – basic and diluted	$0.40	$0.33	$1.15	$1.01
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$0.14	$(0.71)	$0.27	$(0.75)
Distributions declared per common share	$0.34	$0.29	$1.00	$0.86
Basic and diluted weighted average shares outstanding	13,398,078	13,428,410	13,398,078	13,425,466

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $5 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940(3), as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that the Company’s balance sheet is well positioned in the current interest rate environment due to a high percentage of floating rate loans in the portfolio and a majority of liabilities that have a fixed rate of interest, when there can be no assurance that such a composition will lead to future success; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission under the section “Risk Factors,” and in “Part II, Item 1A. Risk Factors” in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

(3)   Registration does not imply a certain level of skill or training